Exhibit 99.1

Liberty Global Reports Q1 2022 Results

Stable to growing revenue in Q1 across our FMC markets and strong Adjusted EBITDA growth at Virgin Media O21, Sunrise UPC and VodafoneZiggo
Executing well on commercial convergence strategies including price adjustments at Virgin Media O2, Telenet and VodafoneZiggo
Integration and synergy plans on track in the U.K. and Switzerland
Completed the sale of UPC Poland at 9x EV/EBITDA and announced the sale of Telenet's towers at 25x EV/EBITDAaL2
Accelerated stock buyback, having completed 50% of our minimum annual commitment through May 6th including 35% in Q1
Confirming all 2022 guidance targets

Denver, Colorado: May 10, 2022
Liberty Global plc today announced its Q1 2022 financial results.
CEO Mike Fries stated, “First, our thoughts go out to all those impacted by the war in Ukraine. I’m very proud of our operations and employees across Liberty Global for their devoted efforts to support those in need. While we all hope for an end to the violence, we are prepared to manage through the continued impact the war is having on inflation. We are largely hedged on energy costs and have been able to manage our pricing strategies to minimize the net effect of higher costs.

At the same time, our first quarter financial results were stable. Revenue was flat to up in all markets versus last year, with strong Adjusted EBITDA growth in the U.K.1, Switzerland and the Netherlands. Operationally, we delivered 100,000 aggregate3 broadband and postpaid mobile subscribers during the quarter driven by our converged bundles, our market-leading broadband speeds and increasing 5G coverage. Demand for connectivity remains high across our European markets and, as noted above, we are seeing improved pricing power as inflation picks up, competition rationalizes and the regulatory environment eases.

Product innovation ramped up in the first quarter. In Switzerland, we recently launched the Sunrise Moments loyalty program, available to all customers, which provides reward packages and exclusive experiences. Moreover, Sunrise UPC won the Mobile Network Hotline Test 2022 demonstrating a consistent track record in delivering best-in-class customer service. In the U.K., Stream by Virgin Media was launched in April, offering customers an IP-based entertainment service to aggregate TV channels, video apps and streaming subscription services.

We remain committed to executing on our integration plans in Switzerland and the U.K. and are on track with the synergy delivery in both markets. We continue making progress with our network development strategies across all of our FMC operations. In the U.K., Project Lightning delivered 101,000 new premises taking our cumulative U.K. Lightning footprint to 2.8 million homes, and we expect to add over 500,000 new premises in 2022. Full fiber deployment across VMO2’s entire fixed network is underway with completion expected in 2028. Furthermore, 5G services are now available in over 400 U.K. towns and cities and we expect to reach 50% population coverage by 2023. In Ireland, we are reinforcing our focus on speed leadership with our full fiber upgrade program which delivered over 40,000 premises in Q1.

Continuing our track record of smart and timely M&A transactions, we completed the sale of UPC Poland on April 1st at 9x EV/EBITDA, generating ~$600 million of net proceeds. And in Belgium we announced the sale of our 3,300 mobile towers to Digital Bridge for €745 million, or 25x EV/EBITDAaL. We expect this transaction to close in Q2.

We are reaffirming all of our original, full-year guidance metrics, including $1.7 billion(i) of Full Company Distributable Cash Flow4, representing an increase of 22% over 2021. This will be supported through shareholder distributions from our joint ventures in the U.K. and the Netherlands, as well as an additional distribution from an expected recapitalization of Virgin Media O2 later this year. Liberty Global’s balance sheet remains strong with $3.8 billion(ii) of cash (pro forma for ~$600 million of net cash proceeds expected from the sale of UPC Poland) and $5.3 billion of total liquidity5. We continue to see compelling value in our stock at current price levels and completed 35% of our buyback commitment through Q1, and 50% through May 6th.”

(i)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly form period to period.
(ii)Including amounts held under separately managed accounts (SMAs).

Q1 Operating Company Highlights

(Consolidated)

Sunrise UPC achieves strong commercial performance in broadband and postpaid adds, reiterates 2022 guidance; synergies realization in line with plan

Operating highlights: Commercial momentum continued in Q1 despite a persisting, albeit softening, competitive environment. Strong sales combined with stable low churn resulted in over 11,000 broadband net additions in Q1. Demand for mobile postpaid remained solid, delivering 45,000 net adds in the quarter across all brands. FMC penetration grew nearly 2% and now reaches 57% of the broadband base. We continue to generate value for our customer base through the launch of Sunrise Moments loyalty program, which provides reward packages and exclusive experiences, as well as the full service offering by our budget brand Yallo.

Financial highlights: Revenue of $821.4 million in Q1 2022 decreased 2.4% YoY on a reported basis and increased 1.0% YoY on a rebased6 basis. The rebased increase was largely driven by (i) an increase in business wholesale voice revenue and (ii) volume driven growth in Yallo and SOHO, partially offset by a decrease in fixed subscription revenue, primarily driven by ARPU pressure on main brand offerings. Sunrise UPC's Adjusted EBITDA was $301.2 million in Q1 2022, an increase of 7.0% on a reported basis and 9.6% on a rebased basis, including $5 million of costs to capture7. Adjusted EBITDA less P&E Additions of $157.7 million in Q1 increased 23.8% YoY on a reported basis. On a rebased basis, Adjusted EBITDA less P&E Additions increased 26.9%, including the adverse impact of $23 million of costs to capture.

Telenet (Consolidated)

Operational results in Q1 2022 in line with guidance. Reached binding agreement to sell the mobile tower business

Operating highlights: Continued growth of FMC customer base in Q1 2022, driven by continued uptake of Telenet's "ONE(Up)" bundles, while lower market flux impacted net new subscriber growth, resulting in 3,000 broadband net adds and 9,000 postpaid mobile net additions. Telenet entered into a binding agreement with DigitalBridge Group, Inc. regarding the sale of its mobile tower business, which is expected to close in Q2. Telenet continues to progress on plans to develop “the data network of the future” with Fluvius through its joint fixed network infrastructure in Flanders.

Financial highlights: Reported and rebased revenue decreased 6.3% and increased 0.7%, respectively, to $724.4 million in Q1. The increase in rebased revenue was primarily driven by (i) higher mobile subscription revenue and (ii) an increase in business wholesale revenue, partially offset by lower interconnect revenue. Reported and rebased Adjusted EBITDA decreased 8.4% and 1.7%, respectively, to $340.4 million in Q1, reflecting a difficult comparison against the same period last year and the impact of higher inflation on staff-related expenses and network operating costs. Reported and rebased Adjusted EBITDA less P&E Additions decreased 13.4% and 7.2%, respectively, to $189.1 million in Q1.

(Non-consolidated Joint Venture)

The VMO2 JV delivers a price rise while maintaining a flat customer base. Focus on product innovation, network investment and synergy realization

Operating highlights: The VMO2 JV remains focused on innovation. Fixed and mobile price increases were implemented to support revenue growth and continued investment in the future as the demand for premium connectivity continues to increase. The broadband base remained broadly flat with a 1,000 net reduction in Q1, while mobile postpaid continued to show net adds of 11,000 during the quarter. Average speed across the company's broadband base has increased 24% YoY and now reaches 231Mbps, 4x the national average. Launch of Stream for Virgin Media, a new IP-based entertainment service offering customers a new way of aggregating TV channels, video apps and streaming subscriptions, delivered entirely through the company's broadband service. Investment in the U.K.'s digital infrastructure continues through Project Lightning, completion of FTTP upgrade pilots and the extension of 5G services.

Financial highlights (in U.S. GAAP): Revenue of $3,398.0 million was broadly flat YoY on an FX neutral pro forma basis1. This performance was supported by increased growth in mobile revenue, including a YoY increase in handset revenue. Consumer fixed revenue remained broadly flat YoY on an FX neutral pro forma basis, primarily as a result of a YoY increase in fixed-line customers that was offset by a YoY decline in fixed-line customer ARPU due to a change in customer mix. Adjusted EBITDA increased 24.8%8 YoY on an FX neutral pro forma basis to $1,395.3 million, including $14 million of opex costs to capture and a one-off gain of approximately $233 million related to the Q1 restructuring of the legacy

O2 securitization structure, representing the best full quarter since the formation of the VMO2 JV. This was due to cost savings following the migration of the Virgin Mobile MVNO base from EE to Vodafone, lower sales commissions and the flow through of cost synergies. Adjusted EBITDA less P&E Additions increased 42.5%8 YoY on an FX neutral pro forma basis to $736.0 million, including $59 million of opex and capex costs to capture and the aforementioned one-off gain related to the securitization restructuring. P&E Additions increased 9.6% YoY to $659.3 million, as the company continued to invest in its fixed and mobile infrastructure.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q1 earnings release.

(Non-consolidated Joint Venture)

Commercial strategy execution delivers 2% Adjusted EBITDA growth. Confirming 2022 guidance

Operating highlights: Successful execution of the commercial strategy despite increased promotional intensity in the market delivered 37,000 mobile postpaid additions, passing the 5 million SIMs milestone while stabilizing mobile postpaid ARPU. The market saw some increased levels of competition around the Formula 1 season as well as increased promotional activity by competitors impacting broadband RGUs, which declined by 17,000 in Q1. Continued progress in upgrading the network which now offers Gigabit speed in almost 80% of the country and targeting nationwide coverage by the end of the year. Price increase was communicated to customers to support further investments to ensure high quality connectivity through SmartWifi and 5G.

Financial highlights: Revenue declined 7.1% on a reported basis and 0.3% on a rebased basis to $1,130.0 million in Q1. The relatively flat rebased change was primarily driven by (i) mobile postpaid customer base growth and stable ARPU, (ii) fixed ARPU growth and (iii) B2B fixed customer base growth, offset by B2C fixed customer base decline. Adjusted EBITDA decreased 4.8% on a reported basis and increased 2.1% on a rebased basis, to $537.8 million in Q1. The rebased increase was primarily driven by disciplined cost control and lower programming costs related to the Formula 1 rights loss and reduced charges for other major sports rights. Adjusted EBITDA less P&E Additions decreased 4.0% on a reported basis and increased 3.0% on a rebased basis YoY to $317.4 million. The rebased increase was primarily driven by Adjusted EBITDA growth.

Q1 Ventures / ESG Highlights

Ventures
Our Ventures portfolio valuation remained broadly flat during the quarter and is currently valued at $3.4 billion9. The key driver for this modest valuation decrease versus last quarter was the fall in the value of our ITV stake. Overall relatively limited investment of ~$80 million in the quarter. Our Ventures portfolio remains an important part of our overall value creation strategy, and we will continue to invest in businesses with products or services adjacent to our core FMC businesses when opportunities arise. As we have highlighted previously, all of these investments are strategic, aligned to our overall business and have the potential to create significant incremental liquidity and value for us over the long run.

ESG
The first quarter continued to see significant emphasis on our ESG agenda. We are working to ensure that as our business grows, our environmental impact does not. As communicated with our recent commitment to be a net zero company across Scopes 1 and 2 by 2030, we are conducting analysis across our supply chain, network and product roadmap for readiness to add Scope 3 to our decarbonization plan. Within Scopes 1 and 2, our efforts to transition our vehicle fleet to electric or hybrid models, procure renewable energy sources for our operations and innovate through greener technologies and best practices is already underway.

In our markets, VodafoneZiggo recently published its Impact Report 2021, detailing performance across its People Planet Progress objectives. The report highlights record-breaking 15% data usage on the company’s networks, while simultaneously managing down electricity consumption by 9% for the year. As in many of our operations, VodafoneZiggo has employed various energy-saving measures, including low-energy equipment and smarter cooling systems, which is yielding sustainable results for our planet. Additionally, VodafoneZiggo sources 100% green energy. Toward its goal to help two million people progress digitally with technology by 2025, Vodafone reported to have already reached 20% of this target by the end of last year.

Diversity, Equity and Inclusion (DE&I) continues to be a focus for us, reinforcing an inclusive work environment, where our people know their voices are heard, valued, respected and everyone feels they belong. Our dedicated DE&I Council continues to work with colleagues across the Liberty Global footprint to ensure DE&I is embedded into everything we do, including the products we design, the decisions we make, the communities in which we operate and the relationships we have with our customers, suppliers and shareholders. We are accelerating across our priorities of inclusivity and representation in the workplace. Underpinning our strategic pillars of Gender, LGBTQIA+, Ability, Race and Ethnicity, and Multigenerational we have launched five Employee Resource Groups (ERG). We have introduced our anti-bullying, discrimination and harassment policy and with the clear insights we have gained from our first ever inclusion survey we kicked off our conscious inclusion educational and awareness program, in which next to training we are engaging in small-group, impactful conversations centering on inclusion in the workplace.

Liberty Global’s board of directors considers diversity in its decisions making, and we added two new directors, with our board now having three members with diverse backgrounds out of 11 members as of the 2022 AGM. Our consideration of diversity at board levels extends beyond our Liberty Global board as well. Our Belgian operations are conducted by Telenet, a publicly traded company, where we have a controlling interest of approximately 60% of the outstanding shares. Telenet has nominated 11 directors for election at its annual shareholder meeting in April 2022. Of these 11 directors, five have diverse backgrounds.

Liberty Global Consolidated Q1 Highlights
•Q1 revenue decreased 47.0% YoY on a reported basis and increased 1.5% on a rebased basis to $1,853.3 million
•Q1 earnings from continuing operations decreased 24.4% YoY on a reported basis to $1,075.7 million
•Q1 Adjusted EBITDA decreased 48.0% YoY on a reported basis and increased 2.6% on a rebased basis to $684.3 million
•Q1 property & equipment additions were 20.6% of revenue, as compared to 20.9% in Q1 2021
•Balance sheet with $4.7 billion of total liquidity
◦Comprised of $0.9 billion of cash, $2.3 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity10
•Fully-swapped borrowing cost of 3.4% on a debt balance of $14.7 billion for the Full Company11

Liberty Global (continuing operations, unless otherwise noted)	Q1 2022	Q1 2021	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net additions (losses)	(3,900)	33,100	(111.8%)

Financial (in millions, except percentages)
Revenue	$1,853.3	$3,499.9	(47.0%)	1.5%
Earnings from continuing operations	$1,075.7	$1,422.7	(24.4%)
Adjusted EBITDA	$684.3	$1,316.2	(48.0%)	2.6%
P&E additions	$381.9	$731.0	(47.8%)
Adjusted EBITDA less P&E Additions	$302.4	$585.2	(48.3%)	4.9%

Cash provided by operating activities	$605.6	$771.3	(21.5%)
Cash used by investing activities	$(39.4)	$(496.2)	92.1%
Cash used by financing activities	$(655.7)	$(691.5)	5.2%

Full Company Adjusted FCF	$137.2	$76.1	80.3%
Full Company Distributable Cash Flow	$137.2	$76.1	80.3%

Customer Growth

	Three months ended
	March 31,
	2022	2021

Organic customer net additions (losses) by market
Switzerland	5,400	5,100
Belgium	(5,500)	(4,500)
U.K.(i)	—	28,400
Ireland	(1,400)	2,600
Slovakia	(2,400)	1,500
Total	(3,900)	33,100
______________________

(i)The 2021 amount represents organic net additions of the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.

Earnings from Continuing Operations
•Earnings from continuing operations was $1,075.7 million and $1,422.7 million for the three months ended March 31, 2022 and 2021, respectively

Financial Highlights
The following tables present (i) revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$821.4	$841.8	(2.4)	1.0
Belgium	724.4	772.7	(6.3)	0.7
Ireland	127.8	136.1	(6.1)	0.9
U.K.(i)	—	1,635.0	(100.0)	—
Central and Other	181.4	120.3	50.8	8.9
Intersegment eliminations	(1.7)	(6.0)	N.M.	N.M.
Total	$1,853.3	$3,499.9	(47.0)	1.5

VMO2 JV(ii)	$3,398.0	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$1,130.0	$1,217.0	(7.1)	(0.3)
______________________

(i)The 2021 amount represents the revenue of the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$301.2	$281.6	7.0	9.6
Belgium	340.4	371.8	(8.4)	(1.7)
Ireland	50.9	47.6	6.9	14.9
U.K.(i)	—	640.4	(100.0)	—
Central and Other	(7.4)	(26.3)	71.9	N.M.
Intersegment eliminations	(0.8)	1.1	N.M.	N.M.
Total	$684.3	$1,316.2	(48.0)	2.6

VMO2 JV(ii)	$1,395.3	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$537.8	$565.2	(4.8)	2.1
______________________
(i)The 2021 amount represents the Adjusted EBITDA of the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA less P&E Additions	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$157.7	$127.4	23.8	26.9
Belgium	189.1	218.4	(13.4)	(7.2)
Ireland	24.4	28.5	(14.4)	(8.1)
U.K.(i)	—	308.2	(100.0)	—
Central and Other	(68.0)	(98.4)	30.9	(4.8)
Intersegment eliminations	(0.8)	1.1	N.M.	N.M.
Total	$302.4	$585.2	(48.3)	4.9

VMO2 JV (ii)	$736.0	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$317.4	$330.7	(4.0)	3.0
______________________
(i)The 2021 amount represents the Adjusted EBITDA less P&E Additions of the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

N.M. - Not Meaningful

Leverage and Liquidity
•Total principal amount of debt and finance leases: $14.7 billion for the Full Company
•Average debt tenor12: Approximately 7 years, with ~94% not due until 2028 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 3.4% for the Full Company
•Liquidity: $4.7 billion on a Full Company basis, including (i) $0.9 billion of cash at March 31, 2022, (ii) $2.3 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Adjusted Free Cash Flow and Distributable Cash Flow at the consolidated level, as well as the 2022 financial guidance provided by our operating companies and joint ventures; expectations of price increases for our products or services; anticipated shareholder distributions from our joint ventures; expectations with respect to the integration and synergy plans at Virgin Media O2 and at Sunrise UPC, including the timing, costs and anticipated benefits thereof; any recapitalization of Virgin Media O2; expectations regarding network and product plans, including the potential sale of mobile towers by Telenet, the expected homes to be added by Project Lightning in the U.K., the full fiber overlays in the U.K. and Ireland, expected 5G coverage in the U.K. and making 1Gbps internet available to all VodafoneZiggo subscribers, the NetCo creation between Telenet and Fluvius in Belgium and increasing our investments in infrastructure through capital expenditures, as well as the expected timing, cost and anticipated benefits of each such endeavor; our Ventures strategy and anticipated opportunities; our commitments and aspirations with respect to ESG, including Net Zero and DE&I matters; our share buyback program, including our commitment to repurchase 10% of our outstanding shares in each of 2022 and 2023; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program

As previously announced, our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10 percent of our outstanding shares in each of 2022 and 2023. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months ended March 31, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three months ended March 31, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months ended March 31, 2022, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of during 2022 and 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three months ended March 31, 2022, (iii) include in our rebased results the revenue and costs for the temporary elements of transitional and other services provided to the VMO2 JV, the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2022 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2022. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2021 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2021 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended March 31, 2021
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(1,547.4)	$(594.8)	$(271.8)
Foreign Currency	(127.4)	(54.2)	(25.0)
Total	$(1,674.8)	$(649.0)	$(296.8)

VodafoneZiggo JV(ii):
Foreign Currency	$(84.1)	$(38.3)	$(3.4)
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments also include amounts related to agreements to provide transitional and other services to the VMO2 JV, the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2022 and 2021 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at March 31, 2022, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$610.4	$2,332.6	$—	$2,943.0
UPC Holding	51.9	—	791.9	843.8
Telenet	180.5	—	615.0	795.5
VM Ireland	0.6	—	110.8	111.4
Total	$843.4	$2,332.6	$1,517.7	$4,693.7
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the March 31, 2022 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding(iii)	$7,428.7	$16.6	$7,445.3	$216.0	$7,661.3
Telenet	5,646.5	412.7	6,059.2	(54.3)	6,004.9
VM Ireland	997.4	—	997.4	—	997.4
Other	117.9	37.5	155.4	—	155.4
Total	$14,190.5	$466.8	$14,657.3	$161.7	$14,819.0
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Amounts are presented on a Full Company basis.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2022	2021
	in millions, except % amounts

Customer premises equipment	$71.2	$147.3
New build & upgrade	22.8	137.5
Capacity	43.8	54.7
Baseline	134.8	221.6
Product & enablers	109.3	169.9
Total P&E additions	381.9	731.0
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(66.7)	(320.0)
Assets acquired under finance leases	(8.7)	(9.6)
Changes in current liabilities related to capital expenditures	66.3	61.1
Total capital expenditures, net(ii)	$372.8	$462.5

P&E additions as % of revenue	20.6%	20.9%
______________________

(i)Amounts exclude related VAT of $6.6 million and $41.3 million for the three months ended March 31, 2022 and 2021, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended March 31,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global	$66.47	$69.39	(4.2%)	(0.9%)
Ireland	€61.02	€60.66	0.6%	0.6%
Belgium (Telenet)	€58.75	€58.90	(0.3%)	(0.3%)
UPC Holding	€59.28	€57.69	2.8%	(2.2%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$26.81	$24.57	9.1%	(3.8%)
Excluding interconnect revenue	$24.10	$21.15	13.9%	(2.2%)

	Operating Data — March 31, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
Belgium	3,412,900	2,026,800	1,728,600	1,747,300	1,078,400	4,554,300	2,946,700
Switzerland(v)	2,489,700	1,482,300	1,177,600	1,243,400	1,028,200	3,449,200	2,647,100
Ireland	956,300	430,400	388,300	293,200	272,500	954,000	131,600
Slovakia	634,300	186,300	146,700	167,500	89,700	403,900	—
Total continuing operations	7,493,200	4,125,800	3,441,200	3,451,400	2,468,800	9,361,400	5,725,400

Discontinued operations:
Poland	3,713,600	1,582,200	1,367,600	1,411,500	588,200	3,367,300	133,500

VodafoneZiggo JV(vi)	7,336,600	3,714,900	3,311,700	3,705,300	1,993,900	9,010,900	5,389,400
VMO2 JV(vi)	15,749,700	5,760,200	5,595,800			13,228,000	32,595,000

	Subscriber Variance Table — March 31, 2022 vs. December 31, 2021
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
Continuing operations:
Belgium	7,100	(5,500)	2,900	(14,700)	(21,800)	(33,600)	(3,500)
Switzerland(v)	5,300	5,400	11,400	3,600	7,000	22,000	36,800
Ireland	2,300	(1,400)	(100)	(9,100)	(5,200)	(14,400)	2,200
Slovakia	1,400	(2,400)	(100)	(1,700)	(300)	(2,100)	—
Total continuing operations	16,100	(3,900)	14,100	(21,900)	(20,300)	(28,100)	35,500

Discontinued operations:
Poland	10,200	12,800	17,100	14,300	(10,400)	21,000	12,200

VodafoneZiggo JV(vi)	8,600	(23,900)	(16,500)	(24,500)	(70,800)	(111,800)	31,300
VMO2 JV(vi)	99,800	(8,100)	(1,000)			(162,200)	318,200

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 46,600 subscribers who have requested and received this service.
(ii)We have approximately 31,500 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 213,200 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2022, our mobile subscriber count included 449,500 and 308,100 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2022, Switzerland’s partner networks accounted for 112,000 Fixed-Line Customer Relationships, 290,000 RGUs, which include 106,000 Internet Subscribers, 102,000 Video Subscribers and 82,000 Telephony Subscribers. Subscribers to our video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 463,600 homes passed by Switzerland’s partner networks at March 31, 2022. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VodafoneZiggo JV's and the VMO2 JV's mobile subscriber counts after a period of inactivity of nine months and three months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections. Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1This release includes the actual U.S. GAAP results for the VMO2 JV for the three months ended March 31, 2022. The commentary and YoY growth rates presented in this release are shown on an FX neutral basis comparing the actual U.S. GAAP results for Q1 2022 to the pro forma U.S. GAAP results for Q1 2021 as if the VMO2 JV was created on January 1, 2020. For more information regarding Virgin Media O2, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q1 earnings release.
2EBITDAaL represents Adjusted EBITDA as further adjusted to include finance lease-related depreciation and interest expense.
3Represents aggregate consolidated and 50% owned non-consolidated broadband and mobile subscribers. Includes B2B fixed subscribers of the VodafoneZiggo JV.
4Distributable Cash Flow is defined as Adjusted Free Cash Flow, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”). Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35, CHF/USD 1.06 and includes ~$100 million of litigation settlement proceeds in Switzerland received during Q1 2022.
5Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
6The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8The US GAAP YoY Adjusted EBITDA and Adjusted EBITDA less P&E growth rates are significantly impacted by the Q1 restructuring of the legacy O2 securitization structure that was previously required to be accounted for as an on-balance sheet structure under US GAAP, however, was accounted for as an off-balance sheet structure under IFRS. As a result of the Q1 restructuring, the securitization structure will now be accounted for as an off-balance sheet structure under both US GAAP and IFRS. As a result, the VMO2 JV recorded a one-off derecognition gain of approximately £174 million ($233 million) in their Q1 US GAAP financial results. This one-off gain impacted the US GAAP YoY Adjusted EBITDA growth rate by approximately 19%. The remaining difference in the US GAAP to IFRS Adjusted EBITDA growth rate of 3.5% is attributable to other recurring US GAAP to IFRS accounting differences related lease accounting, the accounting for the VMO2 JV’s investment in CTIL and other miscellaneous adjustments, as reconciled below.

Three months ended
March 31, 2022
in millions

Adjusted EBITDA:
IFRS transaction adjusted Adj EBITDA (including costs to capture)	$1,236.0
Transaction adjustments (i)	17.9
IFRS Adjusted EBITDA	1,253.9
IFRS/US GAAP adjustments (ii)	141.4
US GAAP Adjusted EBITDA	$1,395.3

Property & equipment additions:
IFRS property & equipment additions (including costs to capture)	$722.3
IFRS/US GAAP adjustments (iii)	(63.0)
US GAAP property & equipment additions	$659.3

Adjusted EBITDA less property & equipment additions:
IFRS transaction adjusted Adj EBITDA (including costs to capture)	$1,236.0
IFRS property & equipment additions (including costs to capture)	722.3
IFRS transaction adjusted Adj EBITDA less P&E additions	513.7
Transaction adjustments	17.9
IFRS/US GAAP adjustments (ii)(iii)	204.4
US GAAP Adjusted EBITDA less P&E additions	$736.0
______________________

(i)In connection with the completion of the formation of the VMO2 joint venture, the opening balance sheet of the combined business was reported at its estimated fair value. As such, certain amounts were adjusted to reflect the new basis of accounting. These transaction adjustments therefore reverse the effect of (i) deferred commissions and install costs write-off and (ii) deferred revenue write-off.

(ii)Adjusted EBITDA IFRS/US GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL, (ii) lease accounting, and (iii) certain handset securitization transactions.
(iii)Property & equipment additions IFRS/US GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.
9Amounts exclude fair values for the VMO2 JV, the VodafoneZiggo JV and SMAs and also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. The decrease in our ventures portfolio from December 31, 2021 includes a net increase from investments and disposals of ~$65 million and a net decrease from changes in fair value and FX of ~$190 million.
10Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2022 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that €714.6 million ($791.9 million) of borrowing capacity will be available under the UPC Holding Bank Facility, with €294.1 million ($325.9 million) available to upstream, the full €555.0 million ($615.0 million) of borrowing capacity will be available under the Telenet Credit Facility and the full €100.0 million ($110.8 million) of borrowing capacity will be available under the VM Ireland Credit Facility, with €82.3 million ($91.2 million) available to upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2022.
11The term "Full Company" includes certain amounts that are presented as discontinued operations on our March 31, 2022 condensed consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included these debt and finance lease obligations in our Full Company metrics. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2022 Distributable Cash Flow guidance.
12For purposes of calculating our average tenor, total third-party debt excludes vendor financing.
13Our debt and net debt ratios are prepared on a Full Company basis, which includes our continuing and discontinued operations, and are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Debt and net debt to LTM Adjusted EBITDA are non-GAAP metrics. Net debt is defined as total debt less cash and cash equivalents and investments under SMAs. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis, as described below. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. We have not presented leverage ratios on a continuing operations basis as we believe that such presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once we complete the disposal of our discontinued operations. For additional information, see note 4 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended March 31, 2022 (in millions, except ratios):

Reconciliation of reported LTM net earnings to adjusted LTM earnings:
Reported LTM net earnings	$13,280.1
Transaction related adjustments(i)	(236.2)
Adjusted LTM earnings	$13,043.9

Reconciliation of adjusted LTM earnings to LTM Adjusted EBITDA:
Adjusted LTM earnings	$13,043.9
Income tax expense	379.1
Other expense, net	18.5
Gain on Atlas Edge JV Transactions	(227.5)
Gain on U.K. JV Transaction	(10,873.8)
Share of results of affiliates, net	(53.4)
Losses on debt extinguishment, net	90.6
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(446.8)
Foreign currency transaction gains, net	(1,382.4)
Realized and unrealized gains on derivative instruments, net	(513.7)
Interest expense	551.6
Operating income	586.1
Impairment, restructuring and other operating items, net	(135.9)
Depreciation and amortization	2,359.5
Share-based compensation expense	278.5
LTM Adjusted EBITDA	$3,088.2

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,657.3
Principal related projected derivative cash payments	161.7
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,819.0

Reported LTM net earnings	$13,280.1
Debt to reported LTM net earnings ratio	1.1

LTM Adjusted EBITDA	$3,088.2
Debt to LTM Adjusted EBITDA ratio	4.8

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,819.0
Cash and cash equivalents and investments held under separately managed accounts	(3,176.0)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,643.0

Reported LTM net earnings	$13,280.1
Net debt to reported LTM net earnings ratio	0.9

LTM Adjusted EBITDA	$3,088.2
Net debt to LTM Adjusted EBITDA ratio	3.8
______________________

(i)Consistent with how we calculate our leverage ratios under our debt agreements, we have adjusted our debt and net debt to LTM Adjusted EBITDA ratios to (i) exclude the Adjusted EBITDA of the U.K. JV Entities as a result of the formation of the VMO2 JV and (ii) exclude the Adjusted EBITDA of certain entities as a result of the formation of the Atlas Edge JV.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended
	March 31,
	2022	2021
	in millions

Earnings from continuing operations	$1,075.7	$1,422.7
Income tax expense	81.2	165.2
Other income, net	(11.9)	(10.1)
Share of results of affiliates, net	(230.5)	(1.7)
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	93.6	(194.6)
Foreign currency transaction gains, net	(575.0)	(303.8)
Realized and unrealized gains on derivative instruments, net	(508.5)	(811.2)
Interest expense	134.2	334.7
Operating income	58.8	601.2
Impairment, restructuring and other operating items, net	9.4	44.4
Depreciation and amortization	564.7	607.2
Share-based compensation expense	51.4	63.4
Adjusted EBITDA	684.3	1,316.2
Property and equipment additions	(381.9)	(731.0)
Adjusted EBITDA less P&E Additions	$302.4	$585.2

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Prior to the fourth quarter of 2021, our definition of Adjusted FCF excluded cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions. During the fourth quarter of 2021, we changed our definition of Adjusted FCF to include these cash payments. Cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions was $13.4 million and $13.2 million during the three months ended March 31, 2022 and 2021, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2022 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended
	March 31,
	2022	2021
	in millions

Net cash provided by operating activities	$656.7	$821.2
Operating-related vendor financing additions(i)	140.2	852.3
Cash capital expenditures, net	(388.6)	(475.8)
Principal payments on operating-related vendor financing	(211.7)	(659.5)
Principal payments on capital-related vendor financing	(41.4)	(442.4)
Principal payments on finance leases	(18.0)	(19.7)
Full Company Adjusted FCF	137.2	76.1
Other affiliate dividends	—	—
Full Company Distributable Cash Flow	$137.2	$76.1
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(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the U.K. as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.